For Immediate Release

BIOLOK INTERNATIONAL TRACKING AHEAD OF FISCAL 2006 PROFIT PLAN WITH
STRONG FIRST QUARTER PERFORMANCE

DEERFIELD BEACH, FL -- March 15, 2006 -- BioLok International Inc. (OTCBB: BLLI), the manufacturer and worldwide distributor of leading-edge dental implant technology, today announced financial results for its fiscal 2006 first quarter ended January 31, 2006. As previously announced, the Company achieved record first quarter revenue of $2.0 million.

“The Company’s strong performance in the first quarter was driven by record revenues and higher gross margins for our line of unique and patented dental implants,” said Bruce L. Hollander, President of BioLok International. We now anticipate new sales from our recently trained additions to the sales force to further increase our internal growth. With plans for another breakeven fiscal year, BioLok continues to reinvest in its sales, marketing and R&D efforts.

Fiscal 2006 First Quarter Results

For the first quarter ended January 31, 2006, the Company’s sales were a record $2.0 million, an increase of 28% from the same period of fiscal 2005 and approximately 15% ahead of reported market real growth for the same period.

Benefiting from geographic diversification, international customers accounted for 73%, or $1.5 million, of sales, and domestic customers accounted for 27%, or $520,000, in the first quarter 2006. International and domestic revenues in the first quarter of fiscal year 2006 increased by 32% and 18%, respectively, as compared to the same period of fiscal 2005.

The Company has primarily marketed its products outside of the United States (US) through third-party distributors. In the latter part of 2005, management began to focus on the domestic market, which is served by a direct sales force. This decision was in large part due to the introduction of the Laser-Lok® dental implant. Laser-Lok is the only dental implant to obtain US Food and Drug Administration (“FDA”) clearance with clinically supported evidence of promoting tissue and bone attachment. With aging demographics and trends in aesthetic healthcare procedures driving market growth, the benefits of Laser-Lok are key competitive advantages that are instrumental in BioLok’s ability to gain market share and grow revenues.

Five direct sales people have been added during the first fiscal quarter, bringing the total direct sales force to 12. Management of BioLok has successfully completed a four-fold increase in the number of direct sales representatives in the US during the past year.

Gross margins for the three months ended January 31, 2006 were 68.2% as a percentage of sales compared with 67.2% as a percentage of sales for the same period in fiscal 2005. The increase in gross margin percentage demonstrates pricing power for the BioLok brand across a growing base of users, partially offset by promotional activities in an effort to capture new customers by the Company’s expanding sales force and international distributors.

Reflecting the increase in sales and marketing activities and in accordance with management’s plan for growth, the Company experienced a 94% increase in selling and marketing expenses in the first quarter of 2006 over the prior year period. Both general and administrative (G&A) and research and development (R&D) expenses, while increasing quarter over quarter, remained within their respective ranges as a percentage of revenue. To accommodate BioLok’s growing operations, G&A expenses increased 50% from the first quarter of fiscal 2005 and amounted to approximately 35% of revenue. R&D expenses in the first quarter of fiscal 2006 increased by 26% from the same quarter of fiscal 2005 and was approximately 7% of revenue.

“We are very pleased to see our gross margin improve while implementing our new business initiatives,” continued Mr. Hollander. “We have been very aggressive - and quite successful - in the cultivation of new dental professional customers as we compete against more established players in the $1 billion dental implant market. We believe we have developed the right balance of a differentiated product, a finely tuned marketing strategy and measured increases in distribution to continue our pace of growth while maintaining strong gross margins. While we had a modest and acceptable loss in the first quarter which was far better than expected, in the foreseeable future our gross margins should reach the mid-70% range and our operating margins should become very attractive as our sales force hits its stride.”

BioLok recorded a net loss for the three months ended January 31, 2006 of $361,000, or $.02 per diluted share, compared with net income of $91,000, or $.01 per diluted share, for the same period in fiscal 2005. The decrease in profitability primarily reflects the increased sales, marketing and research and development costs which are part of management’s long term growth strategy.

The Company continues to maintain a solid financial position. At the end of the first quarter, BioLok had a positive working capital position of $3.8 million, a current ratio of 3.2, and access to $1.8 million from a line of credit. With plans to significantly boost revenues, BioLok has the capacity to double production with minimal capital investment.

Research and Development Update

BioLok continues to heavily invest in its R&D initiatives. Spending in this area continues to grow commensurate with the Company’s increasing level of revenues. Through BioLok’s Orthogen Research Division, the Company has received industry accolades for its superior product line and made significant progress in the way of new product development.

Dental implants from BioLok were recognized for superior stability in a study recently published in the respected trade journal Implant Dentistry. The purpose of the study, conducted at the University of Medicine & Dentistry of New Jersey, Newark, NJ, was to understand the parameters of screw loosening, which was identified as the most frequently reported problem for patients with dental implants. According to the report’s authors, stability of an implant system was shown to be the primary contributor for maintaining a strong and lasting fit. Among the results of several manufacturers tested, BioLok’s products were proven to deliver superior performance, including no indications for loss of torque, loosening (counterclockwise) rotation or lengthening of the screw.

Technological innovation and cell biology being hallmarks for BioLok, the Company submitted a 510(k) application with the FDA for the registration of claims to market its proprietary bone augmentation material, BoneGen-TR. BoneGen-TR is a time release calcium sulfate product that has been under development at Orthogen and at the New York University College of Dentistry. Upon FDA clearance which is expected as early as May 2006, BoneGen-TR will be ready for limited distribution in the US for clinical marketing purposes and available for mass distribution in September 2006. Clinical studies to enhance the product’s marketability will be conducted in April in Argentina, Australia and Spain at multiple private practices and universities. BioLok has already completed the requisite “FDA good manufacturing processes” needed for commercial distribution of BoneGen-TR.

In other R&D activities, Orthogen has been exploring alternative uses of its nanotechnology micro-grooving process. This surface technology may be appropriate for medical device implantation and other anatomical applications because of its ability to enhance soft tissue and bone attachment.

Growth Outlook and Financial Results Guidance

Commenting on the Company’s growth outlook, Mr Hollander added: “Aging demographics, trends in aesthetic healthcare procedures and favorable insurance coverage review are driving market growth for implant dentistry. We are committed to capturing our share of the market and have been accelerating our presence with expanded distribution and products that are both clinically superior and cost competitive. The validation of our products as seen in the results from the study by the University of Medicine & Dentistry of New Jersey will assist in our marketing efforts as well as to attract the most talented professionals in the industry to join the BioLok team.

“Our plans call for the addition of six new salespeople in the US by the end of calendar 2006, which would bring our total to 18. An addition to our sales force will be made as each current sales person reaches breakeven status. We also intend to enter into new international markets, including some of the largest geographic dental implant markets in the world, with announcements of new distribution partners in the coming months.

“We are on plan to deliver impressive revenue growth for the third consecutive year. As we previously indicated, minimal losses are expected to be incurred for the next two quarters as management continues to develop its sales and marketing operations to gain market penetration both domestically and internationally. I am proud of the strides made by our management team. It takes solid professionals to manage the challenges of balancing extraordinary growth within bottom line disciplines.

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BioLok International Inc. (OTCBB: BLLI) is merging cell biology and technology to develop and market products for the dental implant and tissue regeneration markets. The Company is the worldwide manufacturer and distributor of the BioLok Precision Dental Implant System. BioLok offers a superior line of dental implants that incorporate many patented features and are synonymous with quality, fit of components, leading edge technology and design, and ease of use. Additional information is available on the Company’s Web site at http://www.biolok.com.

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(financial summaries follow)

With the exception of the historical information contained in the release, the matters described herein contain certain "forward-looking statements" that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts may be deemed to contain forward-looking statements, including, but not limited to, deployment of new services, growth of the customer base, and growth of the service area, among other items. Actual results may differ materially from those anticipated in any forward-looking statement with regard to magnitude, timing or other factors. Deviation may result from risk and uncertainties, including, without limitation, the Company's dependence on third parties, market conditions for the sale of services, technical factors affecting networks, availability of capital and other risks and uncertainties. More detailed information about these risk factors are set forth and may be updated from time to time in filings by BioLok International, Inc. with the Securities and Exchange Commission, including the Company's most recent quarterly report on Form 10-Q and other publicly available information regarding the Company. The Company disclaims any obligation to update information contained in any forward-looking statement.

BioLok International Contact:	Investor Relations Contact:
Bruce L. Hollander	Jordan M. Darrow
President/CEO	Darrow Associates, Inc.
954-698-9998	631-367-1866
blh@biolok.com	jdarrow@optonline.net

BIOLOK INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended January 31,
	2006	2005
Net Sales	$1,979,767	$1,549,672
GROSS PROFIT	1,350,822	1,042,466
Operating Expenses	1,687,052	1,011,024
Operating (Loss) Income	(336,230)	31,442
Other Income (Expenses)	(24,744)	59,828
NET (LOSS) INCOME	$(360,974)	$91,270

Earnings per Share -- Basic	$(.02)	$.01
-- Diluted	$(.02)	$.01
Weighted average Shares
Outstanding -- Basic	15,318,337	7,319,873
-- Diluted	15,318,337	9,639,077

BIOLOK INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

	January 31,	October 31,
	2006	2005
ASSETS
Current Assets
Cash	$307,629	$545,762
Accounts Receivable, Net	2,220,429	2,237,511
Inventory	2,410,223	2,278,993
Other Current Assets	505,998	407,443
Total Current Assets	5,444,279	5,469,709
Net Machinery & Equipment	1,657,921	1,581,507
Total Other Assets	578,993	579,255
TOTAL ASSETS	$7,681,193	$7,630,471

LIABILITIES & EQUITY
Total Current Liabilities	1,682,556	1,313,952
Total Long-Term Liabilities	365,161	322,069
Total Liabilities	2,047,717	1,636,021

STOCKHOLDERS’ EQUITY
Common Stock - authorized 20,000, par value $.01;
issued and outstanding 15,318,337 shares	153,183	153,183
Treasury Stock (17,327 common shares)	(7,277)	(7,277)
Paid-in Capital	6,681,574	6,681,574
Accumulated Deficit	(1,194,004)	(833,030)
Total Equity	5,633,476	5,994,450
TOTAL LIABILITIES & EQUITY	$7,681,193	$7,630,471